Exhibit 99.1

Broadridge

11/15/2012 - 10:00 AM ET

Broadridge

November 15, 2012

10:00 AM ET

Les Brun:	Good morning, and welcome everyone to the 2012 Annual Meeting of Shareholders of Broadridge Financial Solutions, Inc. Before we go much further, I’d like to just say a quick word on behalf of the Board in terms of extending our sympathies and empathy to all those who have been affected by Sandy, and hope that things are progressing satisfactorily for all those that have been affected.

This is Broadridge’s fourth virtual shareholder meeting, and part of the benefits, some of the benefits of having a virtual shareholder meeting include the fact that validated shareholders can ask questions and vote in real time, and that the format that we are using has increased the participation of shareholders, which is obviously a very good thing.

I’d like to introduce to everyone, besides myself, who is fortunate enough, I’m Les Brun, Chairman of the Board, my other fellow Board members, and candidates for election this year. To my very far right is Rich Haviland, and to Rich’s left is Sandy Jaffee. We’ll forgive her, her first name in the current context. To my left is Rich Daly, and to Rich’s left is Stuart Levine, Tom Perna to Stuart’s left, and of course Alan Weber. Our last member nominee, Bob Duelks, is unfortunately unable to be with us as he’s had an unexpected death in the family and is of course appropriately attending to those duties.

It’s my pleasure now to also introduce the members of D&T, Deloitte & Touche, our auditors. And with us today are Mike Angelaras, Lynda Hullstrung and George Simeone, as well as from our counsel, Cahill Gordon, John Mark. Thank you very much, John, and others for being here.

I’d like to now turn the meeting over to Adam Amsterdam, our General Counsel, who will conduct the business aspects of the meeting. Adam, the floor is yours.

Adam Amsterdam:	Thanks, Les. Proof of notice of the meeting will be filed with the Minutes. The tabulator has provided me with a report indicating that over 89 percent of our outstanding shares are present by proxy at today’s meeting, so I can certify that we have a quorum. The company’s appointed Tom Thighe as our Inspector of Election.

All Broadridge stockholders entitled to vote at the meeting have the ability to do so online, as well as the ability to submit questions in real time online. If you’re a stockholder entitled to vote, and have not yet voted, or you want to change a previously cast vote, please do so via our website.

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The proposals being considered today are explained in detail in our proxy statement, which was distributed to all stockholders who are entitled to vote. The polls will remain open until the conclusion of Rich Daly’s remarks a little later on.

In proposal number one, the Board is proposing eight nominees for election as Directors. In proposal number two, the Board is proposing the ratification of the appointment of Deloitte & Touche to serve as the company’s auditors for the fiscal year that began July 1st, 2012. And in proposal three, the Board is seeking advisory approval of the compensation for the corporate officers named in our proxy statement. The Board recommends that stockholders vote for each of these three proposals.

Les, I’ll turn the meeting back over to you now.

Les Brun:	Thank you, Adam. I’d like to now introduce you to Rich Daly, our Chief Executive Officer, who will share with you some thoughts and comments, observations, with respect to the performance of the past year, and also some thoughts in terms of his view of the current environment for our future. Rich?

Rich Daly:	Thanks, Les. Well, let me again welcome you to the 2012 Broadridge Annual Meeting of Stockholders. This is the fourth meeting that we’ve had, which is a virtual annual meeting. Now this is Broadridge proprietary technology, and I’m very pleased to share with you that we’ve now done well over 100 meetings on behalf of ourselves and many other companies, and in particular many large companies, including the likes of Coca Cola and Intel.

This is another example of Broadridge applying technology to dramatically improve the efficiency, in this particular case the cost per participant, the transparency, and most importantly, the ability for individuals to participate. Now in the case of Broadridge, our participation rates have gone up 20-fold from when we went to a physical-only meeting, to the virtual format. This is something that the regulators and companies alike find very, very attractive.

Now, what I’m going to cover today, before we open it for Q&A, is I’m going to talk about some fiscal year 2012 highlights, provide a very brief update on where we are year-to-date in fiscal ‘13. Let’s start with the fiscal year 2012 highlights.

Revenue increased 6 percent, to $2.3 billion. Our non-GAAP earnings per share was $1.55 per share, and our GAAP earning per share was $0.98 per share. Now that’s an unusually large delta between the GAAP and non-GAAP results. There were two items that primarily drove that. One was planned, and I’ll talk about the IBM migration in a little bit, and one was not planned, which was the transition of Penson to Apex Clearing.

When I look back at 2012, not only for this year but for Broadridge since inception, one of the most significant highlights was the fact that the New York Stock Exchange generated a committee called the Proxy Fee Advisory Committee, and that committee, after a long period of time, issued a report on the status of the current proxy system for North America. In that they concluded that the current systems is reliable, accurate and secure. More importantly, what they concluded is that the process run by Broadridge, and the technology that Broadridge has implemented to make the system that strong, should be encouraged to go forward to find additional ways that technology can be applied.

We are particularly excited by that because we’ve been lobbying for a long time, that through technology, the results that we’ve achieved to date that not only make the system so much more robust and reliable, but has enabled issuers to save over $1 billion in

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printing and postage costs, can now be applied with advanced digital capabilities, in which we can attack the remaining billion of printing and postage costs, but at the same time, most importantly, raise transparency levels and participation levels. So we are particularly excited by that.

Now, if the SEC approves the recommendations, we don’t expect any near-time or short-term negative impacts, but over the long-term we expect, again, to be able to save issuers significant funds, we expect to be able to raise participation rates of investors who participate in those meetings, and for our shareholders, we are very confident that this will generate additional fees, and the appropriate returns on those fees as we go forward.

In fiscal ‘12, we also had a record year of recurring revenue closed sales of $120 million. The more significant number behind that $120 million is that $108 million of that came from transactions of less than $5 million because of our robust product set. We successfully completed the IBM data center migration, onto an IBM platform. This gives us consistent redundancy, as we’ve always had. It also continues to provide us the highest levels of data security, including all of our ISO 27001 certifications, and in fiscal ‘13 will reduce our run rate by $13 million. And for the nine remaining years of the contract, it will reduce our run rate by about $25 million per year in each of those remaining nine years.

We also, last year, successfully completed the migration of the Morgan Stanley Smith Barney Communications Agreement, where we’ve taken the then merged entity of Morgan Stanley and Smith Barney, took over both of their statement, confirm and prospectus operations, merged it successfully onto one platform. The two significant takeaways from that are as follows. Number one, despite challenges and delays that the client had, per their results, we exceeded their expectations in our performance. And two, for both Morgan Stanley and for Broadridge, it’s exactly in line with the financial expectations we laid out at the beginning of the contract.

In August, our Board increased our dividend by 13 percent, to $0.72 per share per year. This is the fifth consecutive year that we’ve increased the dividend.

Let me briefly mention Penson. During the year it became clear to us that Penson was no longer going to be able to perform as we expected, over the life of the agreement, or for that matter, would have challenges remaining being a going concern. We worked with Penson and industry regulators, including FINRA and the SEC, and together, all of us identified a private equity firm by the name of PEAK6. And with them, they formed Apex Clearing.

In order for that transaction to happen, we had to one, restructure our existing agreement with Penson, and as part that restructuring, we took a $54 million net charge, okay, which indeed was very disappointing for us at Broadridge. Here’s the significant takeaway though. This is another example of how Broadridge recognizes its responsibilities in the industry, and through both our technology, the flexibility of that technology, and our leadership, 250 introducing brokers, and over 3 million customers, avoided a (inaudible) liquidation.

Broadridge’s strength and brand was enhanced by that, but outsourcing is just one of the many new products that we’ve introduced, since the time of the spin, with great results. We now have over 150 products, that’s up 50 percent in the last five years. And if you go back to that record sales number, 45 percent of that $108 million that I represented earlier, of transactions of less than $5 million, came from our new products, whether they were built by us or acquired by us, over the last five years.

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A couple of brief comments on fiscal ‘13. We ended our first quarter on plan, and we reaffirmed our guidance for the year. During the first quarter, we repurchased 3.2 million shares. In the last 12 months we have not done a significant tuck-in acquisition. It’s not because we weren’t looking, and it’s not because we didn’t desire it, it’s because we couldn’t find a transaction that met our standards, both in terms of strategy and economic returns. So we deemed it appropriate to buy these shares opportunistically, and continue to use our strong cash flows to generate value for our shareholders beyond the dividend strong policy we already have.

I’d also like to mention hurricane Sandy from the following basis. First and most significantly, immediately after the hurricane, we safely identified that all of our associates had survived the hurricane. Now, like anyone else in the northeast, everyone has a different story of inconvenience. Most of us lost power over an extended period of time. Some of our associates lost their homes. But as it relates to Sandy and Broadridge and our customers, it was business as usual. We did not miss a deliverable, that I’m aware of it, and it’s not because we were lucky, it’s because we have extensive disaster recovery and business continuity planning.

And all of these activities, which anticipated that the worst could happen, came into play, because in many cases, facilities weren’t immediately available, or associates’ ability to get to those facilities was not available. But because again, of extensive business continuity planning, Broadridge delivered every deliverable, on time, without a blip.

So let me conclude here. At Broadridge, as you know, we are very focused on the engagement of our associates. We’ve been recognized as having the highest level of engagement, not just by the CEOs words, but by HR associations around the globe. This year in New York State, by the New York State Human Resource Society, we were again named one of the top 20 large companies to work for.

It’s those engaged associates that have enabled us to double the amount of products we brought client in the last five years. And it’s those same associates that have enabled us to have the brand we have, where no one will ever get fired for hiring Broadridge, because in essence, we always deliver. That’s what has led to our 99 percent client retention rate, and all of that combined with our clear and executable strategy, both on product as well as cash management to the benefit of our shareholders, I believe will enable you to conclude, as I have concluded, that for Broadridge, our best days are ahead and our ability to create shareholder value is something that we’re not just hoping for, but again we have a clear and executable strategy to deliver.

Now, with that I’m going to open it to Q&A. We’re going to take the Q&A first from those investors who participated in our shareholder forum and provided a question at that moment. I’m then going to go to those who participated questions live, via the Internet, during this virtual shareholder meeting. Now for someone who finds the phone more convenient, you can call in your question. You can call it into 888-437-2685. Now I’m going to repeat that number one more time, 888-437-2685. Okay, we’re going to start with those that came in via the shareholder forum.

Question number one. I would like to hear more details on new products and services that Broadridge has coming down the line. Well, as you heard during my opening comments, you know we are very excited at the fact that we now have 150 products in the marketplace, more than 50 percent of which is new, over the last five years. I’m going to highlight a couple right now, and for more details, I’m going to encourage you to go to our website and drill down, by business segment, across virtually all of our products.

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Let’s start on our investor communication segment, with a new product called Fluent. Fluent is a digital frontend that will allow our customers to interface with all of the digital channels out there, but at the same time control the entire customer experience, whether that be in terms of data security or the content.

Let me give you an example. If an investor wants to review their brokerage activity, and they decide, for example, that they would like to see that via Facebook, they could access their brokerage activity through Facebook. But once they cross the firewall to get into Fluent, even though they would believe they’re viewing that via Facebook, they’re actually behind our secure firewall, which we would be running on behalf of our client from a data security point of view, a content point of view, a response point of view, and a presentation point of view.

Now this is something that our clients, we are finding, are finding very, very attractive. Now Morgan Stanley and UBS, on the wealth side, have both signed up to participate in greater detail on this. And the reason is, is that they recognize that one, there’s an opportunity to dramatically improve their customers experience, and lower their cost, by more people taking digital access. But they recognize that just providing it to them, in the way they want to provide it to them, which is through their website, is generating fairly limited results. Versus, if you make all digital channels available, you can likely dramatically increase the participation rates, yet at the same time you need to control that experience.

As you know, in the ICS unit as well, we entered into the TA space, and we’ve been adding about a client a week since we entered that business. We have, for registered holders, and for shareholders overall, a variety of shareholder services products, like this virtual shareholder meeting, or managing the entire meeting experience for those registered holders, whether they’re on the Broadridge TA platform or not.

We rolled out tax reporting services for our clients when we helped them manage, through our scale and capabilities, all of the various complexities of managing tax reporting and distributing that information to their clients.

In our mutual fund space, also in the ICS segment, we have our Access Data product, which right now, as we speak, is rolling out Schwab, on behalf of all the Schwab funds that are distributed through the Schwab One source capabilities, where, instead of Schwab providing data to each one of these funds, on a one-off basis, for their compliance, Broadridge, through our Access Data product, will be providing that information to those funds, and giving those funds the ability to purchase additional modules that will give them better insight into their market performance versus their competitors or their overall distribution channels within their own organization, which previously was not transparent to them through the street distribution channel of whether it be Schwab or all the other street distributors on the broker side.

In Matrix, our entrance into the defined contribution space, has been extraordinarily successful. This product is beyond the expectations we set at the time we acquired Matrix. And we always knew that Matrix was a rock-solid, low-cost, high-caliber product for the TPA market, now what we’ve proven is we can take it to the cell side, and through our brand and leverage, with our relationships on the cell side, expand Matrix’s capabilities there.

In our Securities Processing Solutions segment, we entered the buy side through our Paladyne acquisition, and we’ve expanded the service offerings that Paladyne has, particularly to the cell side prime brokers.

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In our Fixed Income space, we rolled out a product called FinancePro. Now let me take one step back in fixed income. In fixed income, we do between $4 trillion and $5 trillion a day in settlements on behalf of our clients, our software supports those settlements. What FinancePro does is enables those clients to far more cost effectively finance their inventory positions. We have a majority of the primary dealers on our fixed income product right now. And with FinancePro, we expect to have the same large market share, and a growing market share. So it’s been a very successful offering.

In our outsourcing capabilities, we have 18 clients live, or about to be live. Schwab has just rolled out, through our outsourcing capabilities, an international offering to all of their customers, okay, which is completely on our outsourcing platform. And Bloomberg will be going live in calendar ‘13 with their Tradebook applications.

So, as you can hear, not only have we grown our products, but many of these new products have great market success.

Question number two. I would appreciate and value more frequent company updates and general communications from the management team and board. Can you share with me how, or where, I might obtain such, and what Broadridge services are you using to facilitate the communications?

Let me start with where we are today, and then tie this back to some of the things I said earlier in terms of where we see the industry transforming to. I would recommend, for any investor who has an interest in Broadridge and learning more details in Broadridge, to go to our IR website. Dan Sheldon, our CFO, and I, put lots of effort into every earnings call, to look at it, if we were an investor, or if we were analyst, what would we want to know. I know we receive very high marks in the analyst community for being very candid and very transparent in these updates. And this is all available to you, right now, today, through our IR website.

Beyond the earnings call transparency, Broadridge has its shareholder forum. Now through that shareholder forum, you have the ability to ask management, or our board, any question you desire, and we will address every one of those questions at the meeting. So, we believe, with the digital activity that was recommended by the New York Stock Exchange Proxy Fee Advisory Committee, as we go forward, that shareholder forum, rather than just being available during the solicitation period for a company during its meeting, that shareholder forum should be available, and Broadridge can certainly support its availability, on a 365 day a year basis.

We believe that will create greater transparency for shareholders, and realistically, and I’m emphasizing the word realistically, facilitate the exchange and communications between boards and investors on a far more pragmatic basis than anything available or being considered today. So we’re very excited by that.

Now, are there any other questions that came through on the shareholder forum? Okay, we’re going to go to the virtual shareholder meeting, and this question came in live during the meeting.

Question number one. The question is, growth from your main business appears to be sluggish. Is there a strategy to turn this around, or are you primarily looking at acquisitions for growth?

There’s no question that the financial services industry, since the crisis, has been impacted. At Broadridge, our strategy has been three-fold. One, to continue to retain very high market share of our — I’m sorry — to continue to retain the existing clients we

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have, with a very high retention rate of 99 percent, and we’re very, very proud of that result. Two, to gain new clients to add to that. So our record sales is in the right direction. We have every expectation of continuing to grow that number. And three, to gain more wallet share from new clients and existing clients, and that’s why the focus on product, both through acquisition and through building our own, and evolving our own products, has been so strong.

I completely agree that we’re not happy with the top line growth that we have. If it had not been for the expansion of our products, both through acquisition and through building our own, our growth would not have been what it is. As we look forward, we anticipate being able to accelerate our growth rate more within the control of our destiny.

There’s one other comment I’m going to make about this. One of the most significant things that made our growth sluggish during the financial downturn, was the reduction of event driven revenue, primarily mutual fund proxy activity. As we go forward, it’s not mathematically possible that that revenue can drop at the same rate it dropped over recent years because that has dropped by more than 50 percent. And even though we’re not planning on that revenue returning, and it’s not in our plans for ‘13, that revenue seems to have stabilized at about 40 percent of what it historically was, all right. It seems to be very difficult for it to go down because directors still need to be reappointed, and companies are still going through M&A activity.

So as we look forward, between product, expanding product, stronger focus on sale, continue to build our brand, that’s that confidence I mentioned to you at my conclusion before I opened the Q&A, and why I believe we’re well positioned to create value. And obviously value includes better top line growth as we go forward.

We have a new question coming in. What are your questions for cash, stock buybacks, dividends and acquisitions? We have stated, at every opportunity, that amongst our fiduciary responsibilities, the management of our shareholder’s cash is amongst the highest responsibilities we have. We believe that our unique position of being a low capital intensive business, provides us multiple ways to create additional shareholder value through the management of that cash. We have established what we believe is a strong dividend policy, and every year, for the past five years, we’ve raised that dividend. We have consistently, as we’ve built up cash, looked for opportunities to do buybacks opportunistically, and we believe the 3.2 million shares we did during the first quarter meets that criteria.

Now, I’ve consistently said we would like to grow top line, and we have very stringent criteria to do acquisitions. The criteria is both strategic, does it fit, and are we a better owner, and is it better under our umbrella than someone else’s. And two, it needs to meet our strong financial criteria, where we are looking and anticipate to be able to achieve a better than 20 percent return on investment. Those transactions are difficult to find, but that’s our preferred use of cash. If those transactions are not available, then what we are likely to do is look for opportunistic opportunities to buy back. We think we have a clear strategy on cash, and we think we’ve consistently executed it. But thank you for the question.

I show that there are no more questions coming in from the virtual shareholder meeting, and at this time we have no phone questions. So, at this moment, I’m going to officially close the polls. I want to thank you for your participation, and I’m going to turn it back over to Adam Amsterdam.

Adam Amsterdam:	Thank you, Rich. The Inspector of Election has presented me with a report covering votes received for and against each of the proposals of the proxy. I’m pleased to report

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that each of the proposals has passed. The complete voting results will be contained in a Form 8-K that will be filed with SEC within four days following this meeting. The 8-K will also be available on our website promptly after it’s been filed.

Now the business and procedural aspects of the meeting are concluded, so Les, I’ll turn the meeting back over to you.

Les Brun:	Thank you, Adam. As you’ve heard from Rich in his review of operations of 2012, and his answers to your questions, we are operating in a dynamic environment. And I wanted to assure that my fellow directors and I are acting with all due alacrity and diligence in our stewardship of your capital. And with no further questions, I do adjourn this meeting. Thank you all.